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                                                                    EXHIBIT 11.1

                          MOTORVAC TECHNOLOGIES,INC.
                  CALCULATION OF PROFORMA NET LOSS PER SHARE
                          FOR THE THREE MONTHS ENDED
                                MARCH 31, 1996


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
Proforma Net Loss:

Net Loss                                                             (297,443)
Proforma Reduction of Interest Expense                                106,263

                                                                    ---------
Proforma Net Loss                                                    (191,180)
                                                                    =========

Proforma Weighted Average Outstanding Common and
    Common Equivalent Shares:

Common Stock Outstanding, December 31, 1995                           948,000

Common stock equivalents:
    Conversion of Series A Preferred Stock                            966,247
    Conversion of Series B Preferred Stock                            570,150
    Common Shares Issued in Initial Public Offering                 1,100,000
    Incremental Shares, assuming exercise of options granted
        after January 1, 1995                                           6,467
    Conversion of $4,410,300 of Notes Payable to Related party        820,521
    Shares Related to repayment of Interest                            27,138
                                                                    ---------
Proforma Weighted Average Outstanding Common and
    Common Equivalent Shares                                        4,438,523
                                                                    =========

Proforma Net Loss per Share                                             -0.04
                                                                    =========
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